Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of NLS Pharmaceutics Ltd. of our report dated May 14, 2021 relating to the financial statements, which appears in NLS Pharmaceutics Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
October 22, 2021

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zurich, Switzerland
Telefon: +41 58 792 44 00, Telefax: +41 58 792 44 10, www.pwc.ch

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